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LADD                                         NEWS RELEASE
Furniture, Inc.                              FOR IMMEDIATE RELEASE
                                             February 11, 1997
One Plaza Center  Box HP3                    Contact: John J. Ong
High Point, NC 27261-1500                    (910) 888-6353
                                             E-mail: ong@nr.infi.net


              LADD REPORTS $1.6 MILLION PROFIT FOR FOURTH QUARTER

        HIGH POINT, NC -- LADD Furniture, Inc. today reported net earnings of $1.6 million or $0.20 per share for the final quarter of 1996, up from $218,000 or $0.03 per share in the comparable 1995 quarter. Fourth quarter net sales totaled $118.3 million, in fiscal 1996, down from $149.3 million in the same period of 1995. All of this year-over-year decline was due to LADD's divestiture of several of its business units in late 1995 and early 1996, and on an "ongoing company" basis, fourth quarter net sales for 1996 were actually slightly above those of the year-earlier period.
        For the full year, LADD lost $2.5 million or $0.32 per share in 1996, compared to a net loss of $25.2 million or $3.26 per share in 1995. The full year net losses in both years were largely attributable to substantial nonrecurring charges recorded in the first quarter of 1996 and in the second quarter of 1995. These charges were incurred in connection with the above-mentioned divestitures and with the restructuring of some of LADD's "ongoing" businesses in the second half of 1995 and in early 1996. Net sales for all of 1996 declined to $497.5 million from $599.2 million in 1995, largely due to the divestiture of the former LADD business units. Effective with this report, LADD has also reclassified the accounting treatment of its transportation operations for prior periods, which has the effect of reducing both previously-reported net sales and cost of goods sold, while increasing "other income". This change in financial reporting has been made so that the company's net sales and cost of goods sold will better reflect the results of the company's basic business - the manufacturing and marketing of furniture.
        LADD president and CEO Fred L. Schuermann, Jr. said, "Excluding the divestiture companies, our 1996 fourth quarter net sales declined slightly compared to those of the prior quarter, and were about the same as in the year's second quarter." He noted, "Despite this flat sales trend, we were able to achieve consecutive quarterly improvement during 1996 in operating results, after adjusting for the divested LADD business units and a number of nonrecurring transactions that occurred throughout 1996." He continued, "I am very pleased with the progress our management team accomplished during 1996 in fundamentally strengthening the market position, profitability and financial strength of LADD and its three furniture operating groups-residential casegoods, residential upholstery and contract sales."

                                     -over-


                  The LADD family of fine furniture companies
                Lea Industries o American Drew o Clayton Marcus
       Barclay o American of Martinsville o Pennsylvania House o Pilliod


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        Schuermann added, "Although the general tone of business in the residential furniture industry improved late in 1996, allowing us to enjoy an excellent October furniture market, the retail part of the business has softened again recently. As a result, our incoming orders in the past several months have generally been lackluster, except in the contract market, which continues to exhibit remarkable strength."
        Executive vice president and chief financial officer William S. Creekmuir reported that LADD's total debt was reduced by $12.4 million during the fourth quarter, to $131.0 million as of December 28, 1996. Creekmuir added, "During the last three quarters of 1996 combined, the company's total debt was reduced by over $26 million. Our operating company executives also did an excellent job in the aggregate of reducing inventories during 1996." He pointed out that LADD's total inventories dropped to $84.5 million at the end of 1996 from the mid-1996 peak of $94.4.
        Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. The company markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsville name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care facilities, retirement homes and governmental and university dormitory markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq National Market under the symbol LADF.

TABLE FOLLOWS

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LADD FURNITURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (PRELIMINARY AND UNAUDITED)


                                                           13 Weeks Ended
                                                Dec. 30, 1995      Dec. 28, 1996
Net sales                                       $ 149,336,000        118,267,000
Earnings before interest
  and income taxes                                  1,725,000          5,990,000
Interest expense                                    3,152,000          3,169,000
Earnings (loss) before income taxes                (1,427,000)         2,821,000
Income tax expense (benefit)                       (1,645,000)         1,263,000
Net earnings                                       $  218,000          1,558,000
Net earnings per common share                   $        0.03               0.20
Weighted average number of
  common shares outstanding                         7,726,967          7,719,567

                                                        52 Weeks Ended
                                               Dec. 30, 1995      Dec. 28, 1996
Net sales                                     $ 599,203,000         497,457,000
Earnings (loss) before interest
  and income taxes                              (31,628,000)          7,567,000
Interest expense                                 11,798,000          12,069,000
Loss before income taxes                        (43,426,000)         (4,502,000)
Income tax benefit                               18,236,000           2,032,000
Net loss                                      $ (25,190,000)         (2,470,000)
Net loss per common share                     $       (3.26)              (0.32)
Weighted average number of
  common shares outstanding                       7,720,783           7,722,085



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                     LADD FURNITURE, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (PRELIMINARY AND UNAUDITED)

         The company divested four former business units ("businesses held for sale") between December 1995 and December 1996. The net sales, cost of goods sold, selling, general and administrative (SG&A) expenses and other operating results from these former business units are included in the respective lines of the company's operating statements for all periods prior to their divestiture. These former business units have been reflected in the company's balance sheets since mid-1995 in the aggregate as a one-line net item, "businesses held for sale."

        Effective December 28, 1996, all prior-period LADD Furniture, Inc. operating results have been restated to reclassify the company's transportation operations as "other income, net" in order to reflect the company's operating profit as deriving from its basic business, the manufacturing and marketing of residential and contract furniture. This accounting change has the effect on previously-reported operating results of reducing both net sales and cost of goods sold, while increasing "other income, net."

         Results for the quarter ended December 28, 1996 include the following pretax items: a $547 thousand restructuring credit and a $738 thousand benefit resulting from the termination of the company's defined employee benefit plans. Results for the quarter ended December 30, 1995 include $576 thousand in the form of a pretax restructuring credit.

         Results for the year ended December 28, 1996 include the following pretax items: a $3.4 million restructuring charge, a $738 thousand curtailment gain resulting from the termination of the company's defined employee benefit plans; a $4.2 million credit resulting from the termination of the company's retiree health care plan; a $1.7 million credit resulting from the settlement of an outstanding insurance claim; and $3.4 million in losses from operations for the "businesses held for sale." Results for the year ended December 30, 1995 include the following pretax items: a $25.1 million restructuring charge and a $10.2 million non-cash charge to increase reserves for slow-moving and discontinued inventories, provide for potential bad debts and recognize other liabilities.






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